Exhibit 99.1
“The Good Food Company”
FOR RELEASE UPON RECEIPT
HEINZ ANTICIPATES REPORTING HIGHER THAN
EXPECTED FIRST QUARTER RESULTS REFLECTING
GROWTH IN CORE CATEGORIES AND BUSINESSES
     Heinz Projects:
•	1st Quarter Volume Growth of More Than 3%
•	Sales Growth of More Than 6%
•	Operating Income Growth of Approximately 10%
•	EPS Growth Near 20%
PITTSBURGH, July 19, 2006 – H.J. Heinz Company (NYSE:HNZ) announced today that it anticipates excellent results for the first quarter ending August 2, 2006, with strong growth in earnings per share, operating income, sales and volume, and confirms it is comfortably on track to meet its full-year EPS guidance of $2.35.
The Company anticipates continued strong sales performance in the first quarter, with volume growth of more than 3% and overall sales growth in excess of 6%, driven by good performance in U.S. Consumer Products, Canada, Italy, Indonesia and Australia. The Company expects operating income growth of approximately 10% from continuing operations (excluding prior year special items of $32 million). EPS is expected to increase close to 20% when compared to last year’s $0.47 from continuing operations (excluding special items of $0.07 that reduced EPS), and approximately 40% when compared to reported results from continuing operations. As we noted on June 1, the effective tax rate for FY07 will fluctuate throughout the year, with the effective rate for the first quarter below the 30% full year forecast.
Heinz Chairman, President and CEO William R. Johnson said: “We are pleased with the strong start to this fiscal year, with EPS expected to be above current consensus for the first quarter. The transformative steps we have taken over the past four years are paying off and driving this year’s performance. The first quarter underscores our confidence in the full year EPS outlook of $2.35 and as a result we anticipate the ability to support additional innovations in our core businesses in order to sustain our growth in the coming years.”
Heinz’s U.S. Consumer Products business continues to show strong momentum, with sales growth projected in excess of 8% and double-digit operating income growth. Importantly, Europe and the Foodservice segments are expected to deliver solid single-digit profit growth, and the Asia Pacific segment is expected to deliver operating income growth in excess of 25%, driven by strong results in Indonesia, China and Australia.
H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

Heinz will host a Webcast of the Company’s first Quarter results on Thursday August 31, 2006 at 8:30 AM EDT.
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SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:
•	sales, earnings, and volume growth,
•	general economic, political, and industry conditions,
•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,
•	the ability to identify and anticipate and respond through innovation to consumer trends,
•	the need for product recalls,
•	the ability to maintain favorable supplier relationships,
•	currency valuations and interest rate fluctuations,
•	change in credit ratings,
•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,
•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,
•	the ability to successfully complete cost reduction programs,
•	the results of shareholder proposals,
•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,
•	the ability to effectively integrate acquired businesses, new product and packaging innovations,
•	product mix,
•	the effectiveness of advertising, marketing, and promotional programs,
•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,
•	supply chain efficiency,
•	cash flow initiatives,
•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,
•	the success of tax planning strategies,
•	the possibility of increased pension expense and contributions and other people-related costs,
•	the possibility of an impairment in Heinz’s investments, and
•	other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.
ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day™,” is one of the world’s leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.
Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034